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                                   EXHIBIT 11
                               HOENIG GROUP INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                                     Three Months Ended                 Nine Months Ended
                                                     ------------------                 -----------------
                                                 Primary and      Primary and      Primary and      Primary and
                                                Fully Diluted    Fully Diluted    Fully Diluted    Fully Diluted
                                                   9/30/97          9/30/96          9/30/97          9/30/96
                                                   -------          -------          -------          -------
EARNINGS:

Net Income                                       $  644,768       $  609,696       $2,542,570       $2,019,802
                                                 ==========       ==========       ==========       ==========
NUMBER OF SHARES:

Weighted average of shares outstanding            9,342,978        9,250,201        9,457,567        9,186,012
Additional shares assuming conversion
  of outstanding options and warrants               406,875           83,419          353,211           96,170
                                                 ----------       ----------       ----------       ----------
Average shares and equivalents outstanding        9,749,853        9,333,620        9,810,778        9,282,182
                                                 ==========       ==========       ==========       ==========
Primary and fully diluted
   earnings per share                            $      .07       $      .07       $      .26       $      .22
                                                 ==========       ==========       ==========       ==========
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